* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


                      ADVANCE PRODUCTION PAYMENT AGREEMENT


THIS ADVANCE PAYMENT AGREEMENT ("this Agreement"), is entered into this March 17, 1997, by and among SEIKO EPSON CORPORATION, a Japanese corporation having its principal place of business at 3-5, Owa 3-chome, Suwa-shi, Nagano-ken 392, Japan ("Epson"), S MOS Systems Inc., a California corporation, having a place of business at 150 River Oaks Parkway, San Jose, California 95134-1951, U.S.A. ("SMOS") and Lattice Semiconductor Corporation, a Delaware corporation, having a place of business at 5555 N.E. Moore Ct., Hillsboro, Oregon 97124-6421, U.S.A. ("Lattice").


1  BACKGROUND

   1.1  EPSON
        Epson is in the business of designing, manufacturing, testing and selling semiconductor devices, among other products. Epson manufactures such semiconductor devices at its plant located at 281 Fujimi, Fujimi-machi, Suwa-gun, Nagano-ken 399-02, Japan (the "Fujimi Facility") and its plant located at 166-3 Jurizuka, Sakata-shi, Yamagata-ken 998-01, Japan (the "Sakata Facility").

   1.2  SMOS
        SMOS is an affiliate of Epson and is Epson's authorized distributor in the United States for semiconductor devices. SMOS is in the business of designing, testing and selling semiconductor devices. SMOS conducts its business at its office located at 150 River Oaks Parkway, San Jose, CA 95134-1951, U.S.A.

   1.3  LATTICE
        Lattice is in the business of designing, developing, manufacturing and marketing and selling both high- and low-density E(2)-CMOS-Registered Trademark- programmable logic devices and related development system software.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


  1.4  SCOPE OF AGREEMENT
       Epson and SMOS have an ongoing business relationship with Lattice whereby Epson fabricates semiconductor devices for Lattice. The parties entered into an advance production payment agreement dated July 5, 1994 for development and manufacture of 0.8-0.5 micron, 2-3 metal layer, 6 inch CMOS semiconductor wafers. The parties desire to expand their relationship. Specifically, Lattice desires to develop and sell high performance, advanced architecture semiconductor devices, and Epson desires to construct ( * ) CMOS process line installed in the Site (as hereafter defined) in order to fabricate such semiconductor wafers and distribute them to Lattice through SMOS. Accordingly, the parties agree that Lattice will pay to Epson an advance production payment ("APP") only to be used as a credit to purchase the Products from Epson through SMOS over a specified period of time in accordance with this Agreement. The Products shall be first sold to SMOS from Epson, and then be sold to Lattice from SMOS under the terms and conditions of the Purchase Agreement (as hereafter defined). (In the event that SMOS has fallen into a situation where it is unable to play the role required under this Agreement for any reason specifically prescribed in this Agreement or any other reason, Epson and Lattice will mutually consult about the substitute form of the transaction contemplated herein.)

  1.5  POSITION OF SMOS
       Notwithstanding any provision herein to the contrary, Lattice, Epson and SMOS acknowledges that although this Agreement is executed by each of such three (3) parties, SMOS is a party hereto solely for the purpose to evidencing its role, as the intermediary through which, under the terms of the Purchase Agreement, the Products to be sold to Lattice by Epson will be sold, and to evidence SMOS'S agreement to such an arrangement. SMOS shall under no circumstances have any rights under this Agreement (it being understood, however, that this Article 1.5 shall not in any way affect the rights of SMOS under the Purchase Agreement). In particular, and without limiting the generality of the foregoing, SMOS shall have no rights under Article 14 of this Agreement (i.e., any reference to party or parties to this Agreement shall be deemed to be only to Epson and Lattice unless

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

       specifically prescribed therein), and Epson and Lattice may amend this Agreement in any respect. Epson agrees to cause SMOS to comply with all of the terms of this Agreement and the Purchase Agreement. Any material breach of the Purchase Agreement shall constitute a material breach to this Agreement for the purpose of Article 14.4 of this Agreement.


2  DEFINITIONS

   2.1 "APP" will mean the advance production payment of Ten Billion Four Hundred and Sixty Nine Million and Seven Hundred Thousand Japanese Yen (JPY10,469,700,000) to be made by Lattice to Epson in the manner described in Article 4. If the parties agree, in accordance with
        Article 4.4, on additional APP, the definition of "APP" hereof shall be interpreted to include such additional APP.

   2.2 "EQUIPMENT" will mean the semiconductor fabrication equipment that Epson will install in the New Facility for purposes of fabricating New Facility Wafers.

   2.3 "EXISTING AGREEMENTS" will mean those contracts for the development, fabrication, testing and/or sale of semiconductor devices between Epson and Lattice in effect as of the date of this Agreement.

   2.4  "FREE WAFERS" will have the meaning ascribed to it in Article 8.

   2.5  "FUJIMI FACILITY" will have the meaning ascribed to it in Article 1.1.

   2.6 "NEW FACILITY" will mean the ( * ) CMOS process line constructed at the Site using the Equipment.

   2.7 "NEW FACILITY WAFERS" will mean the semiconductor wafers to be fabricated by Epson for Lattice at the New Facility.

   2.8  "PRICE" will have the meaning ascribed to it in Article 10.1.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


   2.9 "PRODUCTS" will mean those specific types of New Facility Wafers fabricated using the same masks and the same process flow and identified by the same series or product name or number. The Products will be ordered, fabricated, delivered and sold pursuant to the terms and conditions of Purchase Agreement(s). The Products which the parties desire to fabricate at the New Facility will be agreed by and between Epson and Lattice, referring to the Process Road Map for Lattice attached hereto as Exhibit B, which may be reviewed and amended from time to time by mutual agreement of the parties. The parties acknowledge however, that the final determination of what Products will be fabricated may depend on the results of joint development and product qualification.

   2.10 "PURCHASE AGREEMENT(S)" will mean the agreements by and between SMOS and Lattice pursuant to which SMOS agrees to sell and Lattice agrees to purchase the Products. It is the intention of the parties to execute the Purchase Agreement, the terms of which shall be negotiated and agreed between SMOS and Lattice, after the execution of this Agreement.

   2.11 "PROJECTED COMPLETION SCHEDULE" will have the meaning ascribed to it in
        Article 3.1.2.

   2.12 "PURCHASE COMMITMENT" will have the meaning ascribed to it in Article
        7.1 and Exhibit D attached hereto.

   2.13 "SAKATA FACILITY" will have the meaning ascribed to it in Article 1.1.

   2.14 "SITE" will mean that portion of the Sakata Facility where the New Facility will be constructed.

   2.15 "SUPPLY COMMITMENT" will have the meaning ascribed to it in Article 6.1 and Exhibit D.

   2.16 ( * ) Process will mean the ( * ), CMOS process owned, licensed or developed by Epson which will be used at the New Facility. The ( * ) Process will include (a) all process flow, process steps, process conditions, and modifications thereto, used to

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        manufacture semiconductor wafers at the New Facility as well as (b) all methods, formulae, procedures, technology and know-how associated with such process steps and process conditions. The ( * ) Process will not include any methods, formulae, procedures, technology or know-how licensed or received from Lattice under this Agreement, the Existing Agreements or other agreements executed between the parties in the future unless otherwise agreed in writing. If the parties find it necessary or convenient to document process flow for any Product, such documentation will be signed by the parties and attached to the appropriate Purchase Agreement as an exhibit.

   2.17 "SUBSIDIARY" will mean any corporation, partnership, joint venture or other legal entity which agrees in writing to be bound by the terms and conditions of this Agreement and more than fifty percent (50%) of whose ownership rights are controlled directly or indirectly by Epson or Lattice, as the case may be, but only so long as such control exists.

3  CONSTRUCTION AND REPRESENTATION

   3.1  CONSTRUCTION OF THE NEW FACILITY

          3.1.1   LOCATION AND COSTS
            Epson hereby agrees, subject to its receipt of the full amount of the APP as provided in Article 4.1 to construct the New Facility at the Site and to install the Equipment therein.

          3.1.2   COMPLETION SCHEDULE
            The projected completion schedule for the construction of the New Facility (the "Projected Completion Schedule") is set forth in Exhibit A attached hereto. In the event Epson has reason to believe that any item in the Projected Completion Schedule designated as a "Construction Milestone" will be delayed by more than thirty (30) calendar days, Epson will promptly notify Lattice in writing and (a) explain the reason for the delay, (b) describe the estimated amount of time that construction will be delayed and
            (c)

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

            describe the action that Epson will take to minimize the delay.

          3.1.3   BUSINESS INTERRUPTION INSURANCE
            Epson will use its best efforts to obtain business interruption insurance coverage for the New Facility once the construction of the New Facility is complete. The insurance will cover at least such risks as are usually insured against by companies engaged in the manufacture of semiconductor devices in Japan. Epson will maintain such business interruption insurance coverage during the term of this Agreement. Epson will furnish to Lattice, upon written request, full information concerning the business interruption insurance coverage.

          3.1.4   FIRST SHIPMENT DELAY
            In the event that the first mass production of the first Product is expected to be delayed beyond the process road map described in the latest version of Exhibit B, firstly, the shipment of such Product shall be made by utilizing existing facilities in the Sakata Facility subject to successful completion of the relevant process at such existing facility. Such alternative shipment shall not be applied for off-setting the APP. Epson shall provide regular action plans for the cure of the delay, and make monthly progress reports to Lattice. If no cure is achievable by the beginning of ( * ), and if the delay is not caused by Lattice, then Epson shall, in addition to the Free Wafers as prescribed in Article 8 hereof, provide additional free wafers ( * ).

          3.1.5   DESIGN REQUIREMENTS
            Epson acknowledges that Lattice may require certain safety and security requirements for semiconductor fabrication facilities, and Epson agrees to work with Lattice to incorporate such requirements into the design of the New Facility to the extent reasonably requested by Lattice and commercially feasible.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.



   3.2  REPRESENTATIONS OF EPSON
        In order to induce Lattice to enter into this Agreement and to make the APP hereunder, Epson hereby represents and warrants that:

         3.2.1    CORPORATE STATUS
           Epson (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own or lease its assets and to transact the business in which it is currently engaged and (c) is in compliance with all requirements of law except to the extent that the failure to comply therewith will not materially affect the ability of Epson to perform its obligations under this Agreement.

         3.2.2    CORPORATE AUTHORITY
           (a) Epson has the corporate power, authority and legal right to execute, deliver and perform this Agreement and has taken as of the date hereof all necessary corporate action to execute this Agreement, (b) the person executing this Agreement has actual authority to do so on behalf of Epson and (c) there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, that prohibit execution of this Agreement.

         3.2.3    OWNERSHIP OF THE SITE
           Epson has such right, title and interest in and to the Site and the structures located thereon as is required to permit the operation of the Site as currently conducted and contemplated to be conducted under this Agreement.

         3.2.4    NO MATERIAL LITIGATION
           No litigation, investigation or administrative proceeding is presently pending, or to the knowledge of Epson, threatened against Epson which, if adversely determined, would materially affect Epson's ability to carry out the terms and conditions of this Agreement. If such material litigation, investigation or administrative proceeding is commenced against Epson, Epson shall notify Lattice thereof within

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

           thirty (30) days of the commencement.

   3.3  REPRESENTATION OF SMOS
        In order to induce Lattice to enter into this Agreement and to make the APP hereunder, SMOS hereby represents and warrants that:

         3.3.1    CORPORATE STATUS
           SMOS (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own or lease its assets and to transact the business in which it is currently engaged and (c) is in compliance with all requirements of law except to the extent that the failure to comply therewith will not materially affect the ability of SMOS to perform its obligations under this Agreement.

         3.3.2    CORPORATE AUTHORITY
           (a) SMOS has the corporate power, authority and legal right to execute, deliver and perform this Agreement and has taken as of the date hereof all necessary corporate action to execute this Agreement, (b) the person executing this Agreement has actual authority to do so on behalf of SMOS and (c) there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, that prohibit execution of this Agreement.

         3.3.3    NO MATERIAL LITIGATION
           No litigation, investigation or administrative proceeding is presently pending, or to the knowledge of SMOS, threatened against SMOS which, if adversely determined, would materially affect SMOS's ability to carry out the terms and conditions of this Agreement. If such material litigation, investigation or administrative proceeding is commenced against SMOS, SMOS shall notify Lattice thereof within thirty (30) days of the commencement.

   3.4  REPRESENTATIONS OF LATTICE
        In order to induce Epson to enter into this Agreement and to make the Supply Commitment, Lattice hereby represents and warrants

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        that:

         3.4.1    CORPORATE STATUS
           Lattice is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own or lease its assets and to transact the business in which it is currently engaged and (c) is in compliance with all requirements of law except to the extent that the failure to comply therewith will not materially affect the ability of Lattice to perform its obligations under this Agreement.

         3.4.2    CORPORATE AUTHORITY
           (a) Lattice has the corporate power, authority and legal right to execute, deliver and perform this Agreement and has taken as of the date hereof all necessary corporate action to execute this Agreement, (b) the person executing this Agreement has actual authority to do so on behalf of Lattice and (c) there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, that prohibit execution of this Agreement.

         3.4.3    NO MATERIAL LITIGATION
           No litigation, investigation or administrative proceeding is presently pending, or to the knowledge of Lattice, threatened against Lattice which, if adversely determined, would materially affect Lattice's ability to carry out the terms and conditions of this Agreement. If such material litigation, investigation or administrative proceeding is commenced against Lattice, Lattice shall notify Epson thereof within thirty (30) days of the commencement.

4  APP

   4.1  APP
        Lattice shall pay to Epson an amount equal to Ten Billion, Four Hundred sixty nine Million and Seven Hundred Thousand Japanese Yen (JPY10,469,700,000) ("APP"), which APP will be credited against certain future purchases by Lattice of New Facility

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        Wafers as provided in Article 5. Lattice will pay the whole amount of APP in accordance with the payment schedule described in Exhibit C hereof.

   4.2  PAYMENT METHOD
        All payments made by Lattice to Epson will be in immediately available funds and will be made by wire transfer in Japanese Yen to the following bank account of Epson at:

        ( * )
        ( * )
        For the Account of Seiko Epson Corporation.

   4.3  NON-REFUND OF APP
        The APP will not be refundable except as provided in Articles 6.4.1 or 14.8.

   4.4  ADDITIONAL APP
        Epson acknowledges that Lattice may wish to pay to Epson additional APP of Sixty Million U.S. Dollars (US$60,000,000), to be converted to, and paid in Japanese Yen using U.S. dollar/Japanese Yen exchange rate prevailing in Tokyo, as published in Nihon Keizai Shinbun (Nikkei Newspaper), as at the end of a month immediately preceding the month during which the parties execute an amendment to this Agreement to effectuate such additional APP. Lattice will notify Epson by ( * ), whether or not it wishes to pay such additional APP. If Lattice so wishes to pay to Epson additional APP, Lattice's additional APP shall be deemed to be a part of the APP for all purposes hereunder, including but not limited to the same Price, procedure to offset from the additional APP, and Free Wafers. The specific terms for such additional APP, including payment terms, term of this Agreement and the additional Supply/Purchase Commitment shall be determined and added as an addendum to this Agreement within ninety (90) days of Lattice's first notification stated above.

5  CREDIT OF APP

   5.1  CREDIT OF APP
        The Purchase price of all New Facility Wafers purchased by

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        Lattice under the Purchase Agreement will be credited against the amount of the APP until the aggregate Japanese Yen value of all New Facility Wafers (excluding the Free Wafers) purchased and received by Lattice, calculated pursuant to Article 5.2, equals or exceeds the amount of the APP. The criteria and time required for wafer acceptance by Lattice will be described in the Purchase Agreement.

   5.2  CALCULATION OF AGGREGATE CREDIT VALUE
        The amount of APP will be offset and reduced on Japanese Yen to Japanese Yen basis, at the end of each calendar month of this Agreement, by an amount equal to the Price for the New Facility Wafers multiplied by the total number of New Facility Wafers (excluding the Free Wafers) shipped to Lattice pursuant to the Purchase Agreement during the calendar month, with adjustment of the increase pursuant to the methods provided in the Purchase Agreement, however under no circumstances shall the APP balance be increased, except as provided for in Article 14.8 of this Agreement. Further, any wafer provided to Lattice under Article 6.4.1 from alternative facility, besides the New Facility, shall not be used to offset the APP.

   5.3  INVOICES
        Epson will cause SMOS to provide Lattice with invoices under the Purchase Agreement which, for the purpose of APP application, specify the purchase price of the New Facility Wafers. Also, SMOS shall provide Lattice and Epson with the monthly report describing, among others, the outstanding balance of the APP (after the application of all prior offsets, reductions and credits) as of the commencement of the month subject to the invoices, the number of New Facility Wafers shipped to Lattice during that calendar month and the applied Price, and the outstanding balance of the APP as of the end of such calendar month. Such report shall be signed by the respective responsible person at Epson, SMOS and Lattice, provided that Lattice shall not be required to sign any such report unless it is satisfied with the accuracy and completeness thereof. Lattice may, for its signature, review all invoices and reports for inaccuracies and if any such inaccuracies are found and confirmed by Epson and

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        SMOS, Lattice may request to make corrections to these invoices and reports.

   5.4  OBLIGATION AFTER COMPLETION OF OFF-SETTING THE APP
        Lattice will be required to pay for all New Facility Wafers in accordance with the Purchase Agreements once the Advance Payment has been fully offset and reduced. Lattice will make the payments to Epson in Japanese Yen based on the Price. Further, Epson will be required to fulfill the Supply Commitment and Lattice will be required to fulfill the Purchase Commitment until Lattice has purchased ( * ) New Facility Wafers. After Lattice has purchased this fixed volume of the New Facility Wafers, during the effective period of this Agreement, Epson and Lattice will continue to make efforts to supply and purchase at the rate to be mutually agreed under fair and competitive prices to be determined between the parties.

6  SUPPLY COMMITMENT

   6.1  CONTENTS OF SUPPLY COMMITMENT
        It is the intent of Lattice to purchase and Epson to supply New Facility Wafers until a total ( * ) New Facility Wafers have been supplied to Lattice by Epson through SMOS and received and accepted by Lattice ("Supply Commitment"). The Supply Commitment and the supply schedule thereof are set forth in Exhibit D. The Supply Commitment herein shall remain in effect until Lattice has received and accepted a total of ( * ) New Facility Wafers (exclusive of the Free Wafers) through SMOS from Epson under this Agreement. Dealing of New Facility Wafers rejected by Lattice for any reason shall be as described in the Purchase Agreement. The Supply Commitment for a particular month may be modified as specifically set forth in this Agreement, but under no circumstances shall the aggregate Supply Commitment of ( * ) New Facility Wafers be reduced.

   6.2  PURCHASE AGREEMENTS
        The Supply Commitment will apply to Products covered by the Purchase Agreements. The parties anticipate that such Purchase Agreements will apply to Products distributed by Lattice which require fabrication using the ( * ) Process.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

   6.3  EXCESS CAPACITY
        Epson will use its best efforts to provide Lattice, through SMOS, with excess capacity of the New Facility if Lattice requires so in the manner specified below. In this case, APP shall be applied to Lattice's orders of New Facility Wafers in excess of the Supply Commitment of the month. Also, the Free Wafers prescribed in Article 8 shall be provided for such excess volume of the New Facility Wafers. First, in the event that Lattice desires to purchase New Facility Wafers in excess of the Purchase Commitment, Lattice will specify in writing the amount of capacity required, the Product(s) it desires to purchase and the date from which such capacity is required, and notify Epson of it through SMOS.

        Second, Epson will then determine how much capacity is available and notify Lattice of its determination through SMOS. Epson will give Lattice priority over third parties for excess capacity of the New Facility except to the extent that Epson is already obligated to provide such third parties with capacity.

        Third, the parties will then mutually agree upon a preliminary excess capacity allocation. Any excess capacity allocated under this Article
        6.3 will be applied to the Supply Commitment and to the Purchase Commitment.

        In order to provide Lattice with first priority for unused capacity using the specific process for Lattice, Epson agrees to give Lattice monthly written notice of any unused capacity using the specific process for Lattice for the next ( * ), and to provide Lattice with the first right to reserve such unused capacity for any New Facility Wafers which Lattice desires to purchase in excess of the Purchase Commitment. Lattice will have a reasonable time to elect to reserve such excess capacity. The parties acknowledge that "specific process for Lattice" above refers to Lattice's ( * ) process, and that Epson's capacity plan at the time of executing this Agreement shows that approximately ( * ) of total production capacity of the New Facility will be for ( * ) process, subject to change by then-current production plan of Epson. Epson will notify Lattice if the capacity set aside for ( * ) process will change by ( * ) of the total

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        capacity.

   6.4  FAILURE TO MEET SUPPLY COMMITMENT

         6.4.1    FAILURE DUE TO EPSON
           In the event that (a) Epson fails to fulfill the Supply Commitment by the end of any month during the term of this Agreement or (b) Epson has reason to believe that it will be unable to fabricate the Supply Commitment by the end of such month, then Epson will take the following measures:

           First, Epson will promptly notify Lattice in writing and describe the nature of the difficulty.

           Second, Epson will use its best efforts to remedy the difficulty in an expeditious manner by the end of the second full month following the month in which Epson is unable to meet the Supply Commitment (in other words, the third month including the month in which the difficulty occurs).

           Third, Epson will use its best efforts to make available during the above referenced three (3) month period sufficient capacity at the Sakata Facility, the Fujimi Facility or Epson's other qualified facility to cover the deficiency between the Supply Commitment and the actual capacity subject to completion of product qualification. The parties acknowledge, however, that Epson cannot guarantee the use of such alternative capacity.

           Fourth, if Epson's inability to fulfill the Supply Commitment is due to force majeure prescribed in Article 15.14, Epson will use its best efforts to make available alternative capacity at the Sakata Facility and/or Fujimi Facility. The parties acknowledge, however, that Epson cannot guarantee the use of existing capacity at the Sakata Facility or Fujimi Facility.

           Notwithstanding any provision of this Agreement to the contrary, in the event that Epson fails to fulfill the Supply Commitment (including any failure by virture of the

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

           action or inaction of SMOS or any of the deficiency within the three
           (3) month period referenced above), such failure shall constitute a material breach of this Agreement and Epson, SMOS and Lattice shall discuss the relief of such breach prior to Lattice's termination of this Agreement based on the right permitted in Article 14.4 (which termination may be made without the notice and cure period contemplated by Article 14.4).

         6.4.2    FAILURE DUE TO LATTICE
           Notwithstanding anything contained in Article 6.4.1 to the contrary, in the event that Epson fails to fulfill the Supply Commitment in any month due to (a) design defects in Products caused by Lattice,
           (b) design changes requested by Lattice, (c) process flow changes requested by Lattice or (d) any other reason caused by Lattice, Epson will only be required to make reasonable efforts to fulfill the Supply Commitment in such month. Provisions concerning Lattice's failure to fulfill its Purchase Commitment are set forth in Article 7.2.

         6.4.3    FAILURE DUE TO BOTH PARTIES
           Notwithstanding anything contained in Article 6.4.1, 6.4.2 or 7.1 to the contrary, in the event that Epson fails to fulfill the Supply Commitment and Lattice fails to fulfill the Purchase Commitment due to difficulties caused jointly by Lattice and Epson, the parties will mutually agree in writing upon a fair and equitable solution.

         6.4.4    FAILURE DUE TO CATASTROPHE
           In the event that any fire, flood, earthquake, explosion or any other catastrophe prevents Epson from fabricating New Facility Wafers for Lattice, (a) Epson will immediately implement the measures required by Article 6.4.1, (b) Epson

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

           will permit Lattice to inspect the New Facility, and (c) the parties will begin good faith negotiations to agree on a corrective action plan.


7  PURCHASE COMMITMENT

   7.1  CONTENT OF PURCHASE COMMITMENT
        Lattice intends to purchase each month the number of New Facility Wafers (the "Purchase Commitment") equal to the Supply Commitment until ( * ) wafers have been purchased. Lattice will not be required to fulfill the Purchase Commitment in the event that Epson fails to fulfill the Supply Commitment in the manner specified in Article 6.4.1. Instead, subject to the terms of the Purchase Agreement, Lattice will be required to purchase those New Facility Wafers that Epson is able to fabricate up to the Purchase Commitment for each month. Lattice will not be required to fulfill the Purchase Commitment in the event of difficulties caused by both Epson and Lattice. Instead, the parties will mutually agree in writing upon a fair and equitable solution.

   7.2  SALE OF UNUSED CAPACITY
        In the event that Lattice is unable to fulfill the Purchase Commitment in any month for reasons not due to Epson, Epson will use its best efforts to sell unused capacity to other customers, or to allocate unused capacity for the fabrication of Epson products during such month. Further, the Supply Commitment for such month will be reduced to the same extent that Lattice is unable to fulfill the Purchase Commitment. When Lattice desires to increase its monthly purchases after Epson has sold or otherwise allocated unused capacity, then Epson will use its best efforts to increase capacity for Lattice to the Supply Commitment in an expeditious manner. The parties will mutually agree upon the specific rate at which Epson will be required to ramp up capacity to the Supply Commitment.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

8  FREE WAFERS

   As a consideration for Lattice's payment of APP, Epson shall provide Lattice with ( * ) free wafers of a Product ("Free Wafers") through SMOS pursuant to the Purchase Agreement for every ( * ) New Facility Wafers ordered by Lattice after the execution of this Agreement ( * ) until Epson has supplied ( * ) New Facility Wafers (excluding the Free Wafers).

9  FABRICATION, PURCHASE AND SALE

   9.1  GENERAL TERMS AND CONDITIONS
        The terms and conditions for the prototype wafer fabrication, wafer fabrication, order and acceptance, shipping, insurance and warranty for the Products will be set forth in the Purchase Agreements. The parties have agreed to certain order and forecast systems as described in Exhibit F, which will be incorporated in the Purchase Agreement. The parties acknowledge that a best estimation and target of defect densities as at the date of this Agreement is set forth in Exhibit H attached hereto, which will be reviewed and amended from time to time by the parties hereto, and will be incorporated into all Purchase Agreements.

   9.2  START OF PRODUCTION
        Qualification testing for the Products will be conducted in the manner specified in the Purchase Agreement. Once any Product has been qualified, Epson will begin mass production of such Product in the manner specified by the Purchase Agreement.

   9.3  TURN AROUND TIME
        The parties acknowledge that the lead time for shipment of New Facility Wafers, defined as the time from Lattice's purchase order release until delivery of New Facility Wafers, known as "turn around time", is of the essence, and agree that the parties shall set annual target turn around time and make their joint efforts to achieve such target in accordance with Exhibit I.

10 WAFER PRICING AND PAYMENT

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


   10.1 DETERMINATION OF PRICE
        The general method for determining the price of Products ("Price") shall be as set forth in Exhibit E. Epson agrees that at any time the Prices to Lattice ( * ). The Price herein shall be applicable until Lattice has completed the purchase of ( * ) New Facility Wafers under the terms of this Agreement.

   10.2 SHIPPING, INSURANCE, TAXES, DUTIES AND OTHER FEES
        Epson will deliver the Products on a C.I.F., San Jose basis, and SMOS will deliver such Products to Lattice on an F.O.B., San Jose basis. Bearing of sales, use, excise, ad valorem, withholding or other taxes or duties that may be applicable to purchase of the Products by Lattice shall be prescribed in the Purchase Agreement.

   10.3 PAYMENT
        Other than through offset of the APP, Lattice will not be required to pay for any New Facility Wafers delivered under this Agreement or any Purchase Agreement until the APP has been fully offset and reduced.
        Once the APP is fully offset and reduced, Lattice will be required to pay Epson in the manner specified in the Purchase Agreement based on the Price until Lattice has completed the purchase of ( * ) New Facility Wafers under the terms of this Agreement.


11 TECHNICAL COOPERATION AND SUPPORT

   The parties desire to engage in various types of joint development and technical cooperation activities required to fabricate Products and to effectuate the terms and conditions of this Agreement. The parties, including SMOS, will discuss such joint development possibilities, and will conclude appropriate agreement(s).

12 INTELLECTUAL PROPERTY RIGHTS

   All intellectual property rights clauses relating to ( * ) Process and the Products will be set forth in the Purchase Agreement. Lattice agrees that any indemnity or warranty that Lattice expressly provides to Epson or SMOS under the Purchase Agreement will be fully

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

   enforceable by Epson even though Epson has not executed the Purchase Agreement. Furthermore, Epson agrees that any indemnity or warranty that Epson or SMOS purports to provide to Lattice under the Purchase Agreement will be fully enforceable by Lattice even though Epson has not executed the Purchase Agreement. In the event that any claims for intellectual property rights infringements described in the Purchase Agreement prevent the parties from fulfilling the Supply Commitment and the Purchase Commitment, the parties will mutually agree on a fair and equitable solution without affecting in any way the right of either party to terminate this Agreement for cause pursuant to Article 14.4 as a consequence of failure of the other party to fulfill this Agreement and the Purchase Agreement as the case may be. The parties acknowledge that the covenants contained in this Article 12 are an essential part of this Agreement.

13 CONFIDENTIAL INFORMATION

   13.1 DEFINITIONS
        "Confidential Information" means technical information, specifications, data, drawings, designs or know-how, prices, order volumes, forecasts, financial information, strategic plans, and other important business information disclosed between Epson and Lattice, or SMOS and Lattice in connection with this Agreement. Confidential Information includes information or material that is expressly covered by confidentiality provisions of Existing Agreements or the Purchase Agreement, it being understood that such provisions will apply.

   13.2 MARKING
        If Confidential Information is provided in a tangible form, it will be marked as confidential or proprietary. If Confidential Information is provided orally, it will be treated as confidential and proprietary if it is treated as confidential or proprietary at the time of disclosure by the disclosing party and described as such in a writing provided to the other party within thirty (30) days of the oral disclosure, which writing will be marked as confidential or proprietary. Material that is not marked as required by this Article 13.2 will not be deemed Confidential Information.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


   13.3 RESTRICTIONS ON USE
        During the term of this Agreement and for a period of ( * ) years following disclosure of any Confidential Information, the receiving party will: (a) hold the Confidential Information in confidence using the same degree of care that it normally exercises to protect its own proprietary information but no less than a reasonable degree of care,
        (b) restrict disclosure and use of Confidential Information solely to those employees (including any contract employees or consultants) of such party on a need-to-know basis, and not disclose it to other employees or parties, and (c) restrict the number of copies of Confidential Information to the number required to carry out its obligations under this Agreement.

   13.4 EXCEPTIONS TO CONFIDENTIALITY OBLIGATIONS
        Neither party will use or disclose the other party's Confidential Information except as permitted by this Agreement. The receiving party, however, will have no obligations concerning the disclosing party's Confidential Information if the disclosing party's Confidential
        Information:
            a) is made public before the disclosing party discloses it to the receiving party;
            b) is made public after the disclosing party discloses it to the receiving party (unless its publication is a breach of this Agreement or any other agreement between Epson and Lattice);
            c)    is rightfully in the possession of the receiving party before the disclosing party discloses it to the receiving party;
            d)    is independently developed by the receiving party without the use of the Confidential Information, if such independent
                  development is supported by documentary evidence; or
            e) is rightfully obtained by the receiving party from a third party who is lawfully in possession of the information and not in violation of any contractual, legal or fiduciary obligation to the disclosing party with respect to the information.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


                  Each party may disclose any Confidential Information to the extent that such party has been advised by counsel that such disclosure is necessary to comply with laws or regulations provided that such party shall give the other party reasonable advance notice of such proposed disclosure, shall use its best efforts to secure confidential treatment of such Confidential Information, and shall advise the other party in writing of the manner of the disclosure.

   13.5 RETURN OF CONFIDENTIAL INFORMATION
        Upon termination of this Agreement, a party who has received Confidential Information from the other party pursuant to this Agreement will return, within fourteen (14) days of the disclosing party's request for return, all Confidential Information that was obtained or learned by the receiving party from the disclosing party, or delivered to the receiving party, together with all copies, excerpts and translations thereof.

14 TERM AND TERMINATION OF AGREEMENT

   14.1 TERM
        The term of this Agreement will extend from the date first written above until the latest of (a) Epson's completion of the supply of, and receipt and acceptance by Lattice of, ( * ) New Facility Wafers in total ( * ),
        (b) the completion of off-setting APP, or (c) ( * ), unless terminated earlier pursuant to Article 14.2, 14.3 or 14.4. After the expiration of this Agreement, Epson and Lattice shall continue to make efforts to supply and purchase a certain volume of wafers per month under fair and competitive prices to be determined between the parties.

   14.2 TERMINATION
        Either party may terminate or suspend this Agreement immediately and without liability (except for the terms provided in Articles 14.5 and 14.6) upon written notice to the other party if any one of the following events occurs;:

            a) the other party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                  protection of debtors;

            b) a proceeding is instituted against the other party under any provision of any bankruptcy laws which is not dismissed within ninety (90) days;

            c)    the other party is adjudged bankrupt;

            d) a court assumes jurisdiction of all or a substantial portion of the assets of the other party under a reorganization law;

            e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party;

            f) the other party becomes insolvent, ceases or suspends all or substantially all of its business;

            g) the other party makes an assignment of the majority of its assets for the benefit of creditors; or

            h) the other party fails to pay all or a substantial portion of its debts as they become due or admits in writing its inability to pay all or a substantial portion of its debts as they become due; or

            i) force majeure, as prescribed in Article 15.14, becomes in effect and performance of the obligations under this Agreement will not be restored within six (6) months after such force majeure's occurrence.

   14.3 TERMINATION DUE TO ACQUISITION OR SALE OF ASSETS
        In the event that a direct competitor or one party acquires, through merger, consolidation, acquisition or otherwise, an interest in excess of fifty percent (50%) of the voting securities or assets of the other party, or such other party transfers all or substantially all of its business to which this Agreement relates to a direct competitor of such party, the non-aquiring or non-transferring party will be permitted, upon written notice to the other party, to require that the

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        transactions contemplated by this Agreement and the Purchase Agreements be phased out and terminated at a rate not to exceed, ( * ) of the business existing at the time of the acquistion or transfer according to the following schedule:

            A                 B
            -                 -

            ( * )             ( * )
            ( * )             ( * )
            ( * )             ( * )
            ( * )             ( * )

        A-   Time elapsed since acquisition or transfer of assets
        B-   Level to which business may be phased out measured as a percentage of business existing at the time of the acquisition or transfer of assets

        Alternatively, the business may be phased out and terminated under this
        Article 14.3 in a manner otherwise agreed upon in writing by the parties.

   14.4 TERMINATION FOR CAUSE
        If either party fails to perform or violates any material obligation of this Agreement, then, sixty (60) days after providing written notice to the breaching party specifying the default (the "Default Notice"), the non-breaching party may terminate this Agreement, without liability, unless:

            a) the breach specified in the Default Notice has been cured within the sixty (60) day period; or

            b) the default reasonably required more than sixty (60) days to correct, and the defaulting party has begun substantial corrective action to remedy the default within such sixty (60) day period and diligently pursues such action, in which event, the non-breaching party may not terminate or suspend this Agreement unless one hundred twenty (120) days has expired from the date of the Default Notice without such corrective action being

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                  completed and the default remedied.

   14.5 TERMINATION BY EPSON
        In the event that Epson terminates this Agreement pursuant to this
        Article 14, then, unless otherwise agreed upon in writing, Epson may offset and reduce the APP to cover all direct material and labor costs for work in process rendered unusable by termination and will ship such work in process to Lattice, at Lattice's expense, if requested to do so. Upon such termination, Epson shall refund the remaining portion of APP (reduced by the amount of any such offset and reduction to cover direct material and labor costs for work in process rendered unusable by the termination) no later than thirty (30) business days after the date of termination.

   14.6 TERMINATION BY LATTICE
        In the event that Lattice terminates this Agreement pursuant to this
        Article 14, then, unless otherwise agreed in writing, Lattice may either
        (a) request that Epson refund the remaining portion of APP (from which Epson may offset and reduce to cover all direct material and labor costs for work in process rendered unusable by the termination) and then Epson will refund the remaining portion of APP (as so offset and reduced) or
        (b) request Epson to complete all work in process and ship them under normal terms and conditions, and then Epson will refund the remaining portion of APP (excluding, without limitation, the costs and expenses which have arisen in connection with completing all work in process and shipping thereof), with in either such case such refund to be paid upon the earlier of:

        (a) receipt of sufficient funding from a financial institition or other source for purposes of paying the refund, or
        (b)  thirty (30) days from the date of termination.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


   14.7 RETENTION OF RIGHTS AFTER TERMINATION
        Notwithstanding anything contained in this Article 14 to the contrary, in the event that either party is entitled to terminate this Agreement pursuant to Articles 14.2 (f), (g) or (h) or either party is subject to a bankruptcy, reorganization or liquidation proceeding, the other party may elect to (a) retain its rights in this Agreement existing immediately prior to termination pursuant to Article 14.2 (f), (g) or
        (h) or the initiation of such proceeding or (b) treat any such proceeding or attempted rejection of this Agreement by a bankruptcy trustee as an event of termination. Unless otherwise provided, in the event of such termination, Epson shall refund the remaining portion of the APP in accordance with article 14.5 or 14.6 as applicable.

   14.8 RECONCILIATION
        In the event of termination that results in a refund of the APP balance pursuant to Article 14 (or would result in such a refund if the APP balance were increased by the net return material account balances, if any, under the Purchase Agreement), Epson shall cause SMOS to bring current the APP, Free Wafers and return material account balances as provided for in the Purchase Agreement in order to reconcile the account with Lattice, and to refund the mutually agreed net amount.

   14.9 SURVIVAL OF OBLIGATIONS
        The following Articles will survive any expiration, termination or cancellation of this Agreement and the parties will continue to be bound by the terms and conditions thereof: 12, 13, 14, and 15.

15 MISCELLANEOUS

   15.1 ORDER OF PRECEDENCE
        In the event of any conflicts between this Agreement and any Purchase Agreement, any purchase orders, acceptances, correspondence, memoranda, listing sheets or other documents forming part of an order for the Products placed by Lattice and accepted by SMOS (or Epson), priority will be given first to this Agreement, second to the Purchase Agreements, third to SMOS's or

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        Epson's acceptance, fourth to Lattice's order and then to any other documents. In no event, however, will either party's standard terms and conditions be applicable to the transactions between the Lattice and SMOS (or Epson), unless expressly accepted in writing by the other party.

   15.2 GOVERNING LAW
        This Agreement shall be governed by and construed in accordance with the laws of California, U.S.A. without reference to conflict of law principles.

   15.3 DISPUTE RESOLUTION

        15.3.1    MEETING OF EXECUTIVES
           In the event that any dispute or disagreement between the parties as to any provision of this Agreement arises, prior to taking any other action, the matter will be referred to responsible executives of the parties for consideration and resolution. Any party may commence such proceedings by delivering a written request to the other party for a meeting of such responsible executives. The other party will be required to set a date for the meeting to be held within thirty
           (30) days after receipt of such request and the parties agree to exercise their best efforts to settle the matter amicably.

        15.3.2    LOCATION OF MEETING
           In the event that Epson initiates the proceedings described in
           Article 15.3.1, the first meeting will be held Hillsboro, Oregon and all subsequent meetings will alternate between Tokyo, Japan, and Hillsboro, Oregon. In the event that Lattice initiates the proceedings described in Article 15.3.1, the first meeting will be held in Tokyo, Japan and all subsequent meetings will alternate between Hillsboro, Oregon and Tokyo, Japan.

        15.3.3    DEMAND FOR ARBITRATION
           Any dispute relating to and/or arising out of this Agreement will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

           Such an arbitration may be commenced by either party involved in the dispute (i) after the expiration of a sixty (60) day period following the written request to resolve the dispute, and/or (ii) at such earlier time as any party involved repudiates and/or refuses to continue with its obligations to negotiate in good faith. The arbitration hearing will be conducted in the State of Hawaii, and will be in the English language (with translators and interpretations as reasonable for the presentation of evidence and/or conduct of the arbitration). Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief as may be allowed under applicable law with respect to irreparable harm which cannot be avoided and/or compensated by such arbitration proceedings, without breach of this Article 15.3.3 and without any abridgement of the powers of the arbitrators.

           The arbitration will be conducted under the Rules of the Asia Pacific Arbitration Center. Notwithstanding anything to the contrary, (i) the arbitrators will have the power to order discovery to the extent they find such discovery necessary to achieve a fair and equitable result and (ii) the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists,and summaries of expected testimony.

           The arbitrators will make their decision in writing.

        15.3.4    ARBITRATORS
           The arbitration will be conducted by three (3) arbitrators. No person with a beneficial interest in the dispute under arbitration may be an arbitrator. The parties will make reasonable efforts to select arbitrators with experience in the field of computers and law.

        15.3.5    BINDING EFFECT
           The decision or award rendered or made in connection with

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

           such arbitration will be binding upon the parties and judgment thereon may be entered in any court having jurisdiction and/or application may be made to such court for enforcement of such decision or award. However, the arbitrators will not have the authority to create any licenses. They will only be permitted to enforce licenses which the parties have otherwise agreed to in the Agreement or the Existing Agreements.

        15.3.6    EXPENSES
           The expenses of the arbitrators will be shared equally by the parties; each party will otherwise be responsible for the costs and attorney's fees incurred by it; provided, however, if the arbitrators appointed in Article 15.3.4 find that the position of the non-prevailing party or parties in such arbitration was without substantial justification or was frivolous, the arbitrators may assess all of the costs and expenses together with reasonable attorney's fees against the non-prevailing party or parties.

   15.4 CONSEQUENTIAL DAMAGES
        IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) WHETHER BASED ON WARRANTY, CONTRACT, TORT OR ANY OTHER LEGAL THEORY REGARDLESS OF WHETHER SUCH PARTY HAD ACTUAL OR CONSTRUCTIVE NOTICE OF SUCH DAMAGES; PROVIDED, HOWEVER, THIS LIMITATION WILL NOT APPLY IF THE DAMAGES OCCUR AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY IN THE PERFORMANCE OF THEIR RESPONSIBILITIES UNDER THIS AGREEMENT.

   15.5 ASSIGNMENT
        Neither party will assign, transfer or otherwise dispose of this Agreement in whole or in part without the prior consent of the other party in writing, and such consent will not be unreasonably withheld. Except in the case set forth in Article 14.3, above, this Agreement may be assigned to any Subsidiary or to a successor who has acquired a majority of the business or assets of the assigning party.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


  15.6  PUBLIC ANNOUNCEMENTS
        Neither party will publicly announce the execution or existence of this Agreement or disclose the terms and conditions of this Agreement without first submitting the text of such announcement to the other party and receiving the approval of the other party of such text, which approval, unless public disclosure is required by a court or a government agency, may be withheld for any reason. However, Lattice may disclose the existence and the terms of this Agreement in any document legitimately required to be filed with the Securities and Exchange Commission (and may file a copy of this Agreement required legitimately with such filing) or in accordance with generally accepted accounting procedures under the rules of the Securities and Exchange Commission or the National Association of Securities Dealers Automated Quotations stock market.

  15.7  NOTICE AND COMMUNICATIONS
        Any notices required or permitted to be given hereunder will be in English and be sent by (i) registered airmail or (ii) cable, facsimile or telex to be confirmed by registered airmail, addressed to:

        To Epson:
                   281 Fujimi, Fujimi-machi, Suwa-gun
                   Nagano-ken 399-02, Japan
                   Attn: Nobuo Hashizume,
                         Director and Corporate General Manager
                         Semiconductor Operations Division
                         Tel:  81-266-61-1211
                         Fax:  81-266-61-1270

        To SMOS:
                   150 River Oaks Parkway, San Jose, CA 95134-1951
                   U.S.A.
                   Attn: Tadakatsu Hayashi, President and CEO
                         Tel:  1-408-922-0200
                         Fax:  1-408-922-0238

        To Lattice:
                   5555 N.E. Moore Ct., Hillsboro, Oregon,

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                   97124-6421, U.S.A.
                   Attn: Cyrus Tsui
                         Chairman, President and Chief Executive Officer
                         Tel:  1-503-681-0118
                         Fax:  1-503-681-3077

        Any such notice will be deemed given at the time of its receipt by the addressee.

  15.8  RELATIONSHIP OF THE PARTIES
        Epson and Lattice are independent contractors and neither of them will be nor represent themselves to be the legal agent, partner or employee of the other party for any purpose. Neither party will have the authority to make any warranty or representation on behalf of the other party nor to execute any contract or otherwise assume any obligation or responsibility in the name of or on behalf of the other party. In addition, neither party will be bound by, nor liable to, any third person for any act or any obligations or debt incurred by the other party, except to the extent specifically agreed to in writing by the parties.

  15.9  WAIVER AND AMENDMENT
        Failure by either party, at any time, to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action. A waiver of any right accruing to either party pursuant to this Agreement will not be effective unless given in writing.

  15.10 SEVERABILITY
        In the event that any provision of this Agreement will be unlawful or otherwise unenforceable, such provision will be severed, and the entire agreement will not fail on account thereof, the balance continuing in full force and effect, and the parties will endeavor to replace the severed provision with a similar provision that is not unlawful or otherwise unenforceable.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


  15.11 RIGHTS AND REMEDIES CUMULATIVE
        The rights and remedies provided herein will be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

  15.12 HEADINGS
        The Article headings in this Agreement are for convenience only and will not be considered a part of, or affect the interpretation of, any provision of this Agreement.

  15.13 GOVERNING LANGUAGE
        This Agreement and all communications pursuant to it will be in the English language. If there is any conflict between the English version and any translated version of this Agreement, the English version will govern.

  15.14 FORCE MAJEURE
        Except as otherwise expressly provided for herein, no party will be liable in any manner for failure or delay in fulfillment of all or part of this Agreement directly or indirectly owing to any causes or circumstances beyond its control, including, but not limited to, acts of God, governmental order or restrictions, war, war-like conditions, hostilities, sanctions, revolutions, riot, looting, strike, lockout, plague or other epidemics, fire and flood.

  15.15 COUNTERPARTS
        This Agreement may be executed in any number of counterparts, and all such counterparts will together constitute but one Agreement.

  15.16 INTEGRATION
        This Agreement sets forth the entire agreement and understanding between the parties as to its subject matter and supersedes all prior agreements, understandings and memoranda between the parties, except for the Existing Agreements. No amendments or supplements to this Agreement will be effective for any purpose except by a written agreement signed by the parties.

  15.7  GOVERNMENT APPROVALS; EXPORT CONTROL LAWS
        Epson will file all reports and notifications that may be

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

        required to be filed with any agency of the Government of Japan in order to allow the performance of this agreement according to its terms. Lattice will file all reports and notifications that may be required to be filed with any agency of the Government of U.S.A. in order to allow the performance of this Agreement according to its terms. Neither party will transmit indirectly or directly any Products or technical information contained in the Confidential Information except in accordance with applicable Japanese and United States export control laws, regulations and procedures.

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

       IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.



       LATTICE SEMICONDUCTOR CORPORATION




       By:  /s/  CYRUS TSUI
          --------------------------------------------------
       Name: Cyrus Tsui
       Title:     Chairman, President and Chief Executive Officer



       SEIKO EPSON CORPORATION




       By:  /s/ NOBUO HASHIZUME
          --------------------------------------------------
       Name: Nobuo Hashizume
       Title:     Director and Corporate General Manager
                  Semiconductor Operations Division


       S MOS Systems, Inc.




       By:  /s/ TADAKATSU HAYASHI
          --------------------------------------------------
       Name: Tadakatsu Hayashi
       Title:     President and CEO

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.


                                    EXHIBIT A

                         "Projected Completion Schedule"

                                    EXHIBIT B

                         "Process Road Map for Lattice"

                                    EXHIBIT C

                               "Payment Schedule"

                                    EXHIBIT D

                      "New Facility Production Capacity and
                           Supply/Purchase Commitment"

                                    EXHIBIT E

                         Price Determination Procedure"

                             "APP Offset Procedure"

                                     "( * )"

                                    EXHIBIT F

                                "Forecast System"

                                    EXHIBIT G

              "Epson's ( * ) Technology Road Map and ( * ) Process"

                                    EXHIBIT H

                              "Defect Density Goal"

                                    EXHIBIT I

                               "Turn Around Time"

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT A
                          PROJECTED COMPLETION SCHEDULE
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT B
                          PROCESS ROAD MAP FOR LATTICE
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT C
                                PAYMENT SCHEDULE
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT D
                     NEW FACILITY PRODUCTION CAPACITY PLAN
                         AND SUPPLY/PURCHASE COMMITMENT
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT E
                          PRICE DETERMINATION PROCEDURE
                                      ( * )
                              APP OFFSET PROCEDURE
                                      ( * )
                                      ( * )
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT F
                                 FORECAST SYSTEM
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT G
               EPSON'S ( * ) TECHNOLOGY ROAD MAP AND ( * ) PROCESS
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT H
                               DEFECT DENSITY GOAL
                                      ( * )

* Omitted and filed separately with the SEC pursuant to a confidential treatment request.

                                    EXHIBIT I
                                TURN AROUND TIME
                                      ( * )